QuickLinks -- Click here to rapidly navigate through this document

Exhibit 24.1

POWER OF ATTORNEY

        The undersigned acting in the capacity or capacities with respect to PanAmSat Corporation stated with their respective names below, hereby constitute and appoint Michael J. Inglese and James W. Cuminale, each acting alone, the attorneys-in-fact of the undersigned with full power to them and each of them to sign for and in name of the undersigned in the capacities listed below (a) the Annual Report on Form 10-K of PanAmSat Holding Corporation for the year ended December 31, 2005, and (b) any and all amendments and supplements thereto.

        This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Name	Title	Date

/s/ JOSEPH R. WRIGHT, Jr. Joseph R. Wright, Jr.	Chief Executive Officer (principal executive officer) and Director	March 10, 2006
/s/ MICHAEL J. INGLESE Michael J. Inglese	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	March 10, 2006
/s/ GEORGE M.C. FISHER George M.C. Fisher	Chairman of the Board of Directors	March 10, 2006
/s/ JOSEPH Y. BAE Joseph Y. Bae	Director	March 10, 2006
/s/ MICHAEL J. CONNELLY Michael J. Connelly	Director	March 10, 2006
/s/ MICHAEL J. DOMINGUEZ Michael J. Dominguez	Director	March 10, 2006
/s/ JAMES M. HOAK James M. Hoak	Director	March 10, 2006
/s/ ALEXANDER NAVAB Alexander Navab	Director	March 10, 2006
/s/ R.C. JOHNSTONE, Jr. R.C. Johnstone, Jr.	Director	March 10, 2006
/s/ BRUCE E. ROSENBLUM Bruce E. Rosenblum	Director	March 10, 2006
/s/ PAUL J. SALEM Paul J. Salem	Director	March 10, 2006
/s/ KARL M. VON DER HEYDEN Karl M. von der Heyden	Director	March 10, 2006

QuickLinks

  Exhibit 24.1
POWER OF ATTORNEY